Exhibit 99.1
FOR IMMEDIATE RELEASE	Contact Imagenetix Investor Relations	William P. Spencer
	(858)385-2797	Chief Executive Officer Imagenetix, Inc. Tel: (858) 674-8455

IMAGENETIX, INC. REPORTS THIRD QUARTER 2010 RESULTS

San Diego, CA***February 9, 2010***Imagenetix, Inc. (OTCBB:IAGX) announced today results for the three and nine months ended December 31, 2009. Net sales decreased 15% for the third quarter of fiscal year 2010 to $1,765,000 from $2,084,000 for the same period of last year.   For the nine months ended December 31, 2009, net sales decreased 12% to $5,368,000 from $6,134,000 for the same period of last year.

Net loss for the third quarter was $294,000 or $.03 per share compared to break even for the same period of the prior fiscal year.  Net loss for the nine months ended December 31, 2009, was $156,000 or $0.01 per share compared to net profit of $786,000 or $0.07 per share for the same period of last year.

Commenting on the results of the third quarter, Mr. William Spencer, Imagenetix Chief Executive Officer said: “We are encouraged by the increase in sales in the Food, Drug and Mass Market segments of our business for Celadrin, our joint health product and BioGuard, our recently introduced immune boosting probiotic for the promotion of ear, nose and throat health.  During the third quarter, revenue from this segment increased by $733,000 compared to the previous year.   We anticipate expanding television advertising in concert with store expansion to increase awareness of both Celadrin and BioGuard.   We believe this marketing program for the mass market segment will continue to result in improved sales.”

About Imagenetix
Imagenetix, based in San Diego, California, is an innovator of scientifically tested, natural-based, proprietary, bioceutical products developed to enhance human health on a global basis.  Imagenetix develops and formulates propriety over-the-counter topical creams, skincare products and nutritional supplements to be marketed globally through multiple channels of distribution.  In addition, the company develops patentable compounds for entering into licensing agreements with pharmaceutical partners.  Imagenetix is the creator of Celadrin®.  Please visit, www.celadrin.com, www.bioguardhealth.com or www.imagenetix.net.

Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to vary materially from those projected.  Such risks and uncertainties include, but are not limited to, adverse fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, the size and timing of customer contracts, new or increased competition, changes in market demand, and seasonality of purchases of the company's products and services.  Additional information with respect to these and other factors, which could materially affect the company and its operations, are included in the company’s SEC filings, including its Form 10-K for the year ended March 31, 2009.

Imagenetix, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net sales	$1,765	$2,084	$5,368	$6,134
Cost of sales	878	1,019	2,973	3,380
Gross profit	887	1,065	2,395	2,754
Gross profit percent	50.3%	51.1%	44.6%	44.9%

Operating expenses:
General and administrative	573	565	1,956	1,590
Payroll expense	325	249	849	842
Consulting expense	434	256	1,009	845
Operating expenses	1,332	1,070	3,814	3,277

Operating income (loss)	(445)	(5)	(1,419)	(523)
Other income	3	5	6	23
Settlement income	-	-	1,250	1,785
Interest expense	-	-	(2)	(1)
Income (loss) before income taxes	(442)	-	(165)	1,284
Income tax expense (benefit)	(148)	-	(9)	498

Net income (loss)	$(294)	$-	$(156)	$786

Income (loss) per share:
Basic	$(0.03)	$-	$(0.01)	$0.07
Diluted	$(0.03)	$-	$(0.01)	$0.07

Weighted average common shares outstanding:
Basic	11,011	11,011	11,011	10,985
Diluted	11,011	11,011	11,011	11,009

Imagenetix, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	December 31,	March 31,
	2009	2009
Assets:
Current assets:
Cash and cash equivalents	$1,528	$1,226
Accounts receivable, net	1,338	1,096
Inventories, net	967	1,337
Prepaid expenses and other current assets	166	109
Deferred tax asset	550	535
Total current assets	4,549	4,303

Property and equipment, net	91	116
Long-term prepaid expenses	21	30
Other assets	114	134

Total assets	$4,775	$4,583

Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$537	$274
Accrued liabilities	72	81
Income tax payable	-	70
Customer deposits	28	59
Contract payable	107	43
Short term license payable	-	3
Total current liabilities	744	530

Stockholders' equity	4,031	4,053

Total liabilities and stockholders' equity	$4,775	$4,583